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                                                                    Exhibit 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the caption "Experts" and to the use of our report dated April 13, 1999, with the respect to the consolidated financial statements of USN Communications, Inc. as of and for the year ended December 31, 1998 in the Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of CoreComm Limited for the registration of the resale of $175,000,000 aggregate principal amount of its 6% convertible subordinated notes due 2006, 250,000 shares of its Series B senior convertible exchangeable preferred stock and 14,213,555 shares of its common stock and associated preferred stock purchase rights (plus an indeterminate number of shares of common stock and associated rights issuable as dividends on the Series B preferred stock and upon conversion of the Series B preferred stock and 6% convertible notes).


                                             ERNST & YOUNG LLP


Chicago, Illinois
October 31, 2000